Chiquita Reports Second Quarter 2011 Results

Reports comparable income of $0.73 per diluted share; GAAP diluted EPS of $1.68

Sustained North American profitability triggers $87 million tax benefit

Affirms outlook for significant improvement in full year results

CINCINNATI, Aug. 3, 2011 /PRNewswire-FirstCall/ -- Chiquita Brands (NYSE: CQB) today released financial and operating results for the second quarter of 2011, reporting net sales of $870 million and comparable income(1) of $34 million, GAAP net income of $78 million. GAAP results include the benefit of an $87 million income tax valuation allowance release based on the sustained earnings performance of the company's North American businesses, partially offset by a $32 million non-cash reserve for prior grower advances, $6 million to settle certain Italian tax claims and $2 million of severance, primarily to realign salad business overhead.

“Our second quarter results reflect the challenges we highlighted previously,” said Fernando Aguirre, chairman and chief executive officer. “As expected, salad volumes in the second quarter were lower than last year. However, the combination of our marketing investments, Fresh Rinse technology and better cost efficiencies are already delivering new distribution points which will result in better volume comparisons the rest of the year. Also, in bananas, we delivered another solid quarter of performance despite softening of local European pricing in late May and June.”

Aguirre added, “Importantly, we have taken several additional steps in the execution of our strategies to improve our performance. We recently initiated organizational changes to realign our salad business overhead cost structure and embed our global innovation and marketing functions into our business units. These actions will save approximately $15 million annually. We also completed the first phase of debt refinancing, which eliminated our most expensive debt and will reduce our interest costs by $11 million annually while providing more operating flexibility. Overall, our confidence in our ability to generate future profitability in North America was the key to recognizing an $87 million tax benefit this quarter.”

(1) Comparable basis amounts exclude certain items described below under "Items affecting comparability." All figures in this press release are for continuing operations, unless otherwise indicated.

2011 SECOND QUARTER SUMMARY

The following table shows adjustments made to "Income (loss) from continuing operations" and EPS from continuing operations between comparable and GAAP results. See "Items affecting comparability" below for descriptions of items excluded on a comparable basis, including descriptions of how these items affect the results of reportable segments.

(in millions, except per share amounts)	Income (loss)		Income (loss) per diluted share(1)
	2011	2010	2011	2010

Comparable results (Non-GAAP)	$34	$64	$0.73	$1.40
Reserve for grower advances	(32)	-	(0.70)	-
Income tax valuation allowance release	87	-	1.89	-
Italian tax settlement	(6)	-	(0.14)	-
Severance	(2)	-	(0.05)	-
Gain on Just Fruit in a Bottle	-	32	-	0.71
Incremental non-cash interest expense on Convertible Notes	(2)	(2)	(0.05)	(0.04)
Reported results (GAAP)	$78	$95	$1.68	$2.06
Columns may not total due to rounding. (1) Shares used for diluted EPS calculation are on an as-reported basis.

Net Sales and Results: Quarterly sales decreased 5 percent year-on-year to $870 million and comparable results for the quarter declined to $34 million from $64 million in the year-ago period. Comparable income declined as a result of lower salad volume and higher sourcing costs, partially offset by stronger performance in bananas.

Cash, Debt and Liquidity: Cash provided by operations was $103 million for the second quarter of 2011 compared to $42 million in the year-ago period. At June 30, 2011, cash and equivalents were $196 million. Additionally, the company successfully completed a refinancing in July 2011, which is described below. At June 30, 2011, the company had $628 million of debt; pro forma for its successful refinancing, the company would have had $626 million of debt.

Bananas: Net sales for the segment increased 2 percent to $555 million, as the company achieved higher pricing to overcome increased supply costs due to lower banana volumes from industry-wide supply constraints. North American pricing included force majeure surcharges to recover higher sourcing costs. Comparable operating income was $60 million for the second quarter of 2011, compared to $64 million in the 2010 period.

Salads and Healthy Snacks: Net sales decreased 12 percent to $253 million. Comparable operating income was $4 million for the second quarter of 2011, compared to $30 million in the 2010 period, primarily due to lower retail value-added salad volume from customer conversions to private label in 2010 and increased costs.

Other Produce: Net sales decreased 23 percent to $63 million due to the discontinuation of certain low margin produce items, such as melons and vegetables. Comparable operating loss was $1 million for the second quarter of 2011, compared to income of $1 million in the 2010 period, primarily a result of increased investment in the Fresh & Ready avocado program. GAAP results include a $32 million reserve for the expected remaining carrying value of advances made to a Chilean grower after collections from the current season's already completed harvest. As previously disclosed, these advances were restructured in 2009 to provide for collection over several growing seasons, however, the grower has not fully complied with the repayment schedule. Negotiations for various repayment options are ongoing and the company will continue to aggressively pursue recovery of the outstanding balance, including liquidation of certain collateral.

REFINANCING

As previously reported in July, the company successfully refinanced its secured credit facility in a manner that will reduce the company's interest payments and add further operating flexibility as part of a broader refinancing of the company's capital structure. The company entered into an amended and restated senior secured credit facility, consisting of a $150 million revolving credit facility and a $330 million term loan, with a syndicate of banks led by Rabobank, Wells Fargo, RB International, Bank of America and ING Capital. The proceeds of the term loan were used to fully repay amounts outstanding under the prior senior credit facility and will be used to retire remaining portions of the company's 8-7/8 Senior Notes due 2015. The refinancing is expected to result in interest cost savings at current rates of approximately $11 million annually. During the third quarter, the company expects to recognize approximately $11 million of one-time costs, including tender and call premiums and unamortized financing fee write-offs from the previous senior secured credit facility, in connection with the refinancing.

INCOME TAX BENEFIT

The company has been generating U.S. taxable income since the beginning of tax year 2009 as a result of sustained improvements in the performance of its North American businesses and the benefits of significant debt reduction, and it expects this trend to continue. In accordance with accounting guidelines, the company regularly reviews all deferred tax assets to estimate whether these assets will be realized. During the second quarter, the company determined, based on its cumulative performance and ability to generate future profitability, that more likely than not it will be able to utilize deferred tax assets which up until now had been offset by valuation allowances. As a result, the company has reversed $87 million of valuation allowances against 100 percent of the U.S. federal deferred tax assets and a portion of the state deferred tax assets, primarily net operating loss carry forwards ("NOLs"). The reversal is recognized as an income tax benefit.

In prior periods, the significant valuation allowances available on NOLs significantly reduced the company's effective tax rate. As a result of the U.S. valuation allowance release, the company anticipates an increase in future income tax expense, and estimates that its effective tax rate will be approximately 20 percent beginning in 2012. This will not affect cash paid for taxes for the foreseeable future.

2011 OUTLOOK

Industry banana supplies have increased to more normal seasonal levels, and as a result the company expects to supply anticipated customer contract volume growth at lower cost than in 2010, primarily in the fourth quarter which last year reflected extraordinarily high costs due to severe industry supply shortages. Even though European local currency banana pricing is likely to be lower for much of the third quarter than in 2010 due to these supply increases, dollar-equivalent pricing for the second half as a whole is expected to be similar to 2010 if exchange rates (including hedging benefits) remain at current levels.

In salads, year-on-year retail value-added salad volume comparisons are expected to improve progressively throughout the second half as the company cycles customer conversions to private label in September 2010, and realizes new account volume. The company also recently initiated a realignment of the overhead structure of the salad business and its global innovation functions, and expects to realize savings of $15 million annually from those actions, including $6 million in the second half of 2011.

The company will also realize reduced interest payments beginning in the second half of 2011 from the refinancing of its secured credit facility.

Taking into account of all of these factors, the company remains on track to achieve a net sales increase of at least 3 percent (excluding the effect of discontinued non-core produce lines and the European smoothies business that was deconsolidated in 2010), as well as significantly improved comparable operating profitability for the full year 2011. These expectations do not include any unforeseen weather, event risks or major currency fluctuations.

The following chart summarizes management's estimates of certain financial items for 2011:

(in millions)	Q1 2011 Actual	Q2 2011 Actual	FY 2011 Estimate

Capital Expenditures	$12	$19	$75-85
Depreciation & Amortization	$15	$15	$57-62
Gross Interest Expense (1)	$14	$14	$50-55
Net Interest Expense (1)	$13	$13	$45-50
(1) Interest expense includes the impact of accounting standards that add non-cash interest expense of $9 million in 2011 and $10 million in 2012 for the company's Convertible Notes.

CONFERENCE CALL

Chiquita will hold a conference call for investors to discuss its results at 4:30 p.m. EDT today. Access to a live audio webcast is available at www.chiquitabrands.com. Toll-free telephone access will be available by dialing 1-877-795-3646 in the United States and +719-325-4937 from international locations and providing the conference code 7159337. To access the telephone replay, dial 1-888-203-1112 from the United States and + 719-457-0820 from international locations and enter the confirmation code 7159337.

NON-GAAP MEASUREMENTS

The company reports its financial results in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the company's results and to provide more meaningful year-on-year comparisons of the company's financial performance, as well as the measures that management uses to evaluate the company's performance against internal budgets and targets, the company reports certain non-GAAP measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are described below in "Items affecting comparability." Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP financial measures, and may differ from non-GAAP measures that other companies use.

ITEMS AFFECTING COMPARABILITY

Second Quarter 2011 and 2010 Items

  Reserve for Grower Advances: The second quarter of 2011 includes a $32 million reserve for the expected remaining carrying value of advances made to a Chilean grower.  The reserve, recognized under GAAP, is excluded from comparable income of the Other Produce segment.

  Valuation Allowance Release: During the second quarter 2011, the company determined it is more likely than not that it will realize its deferred tax assets and accordingly it recognized an income tax benefit representing the reversal of $87 million of valuation allowances against 100 percent of the U.S. federal deferred tax assets and a portion of the state deferred tax assets, primarily net operating loss carry forwards. This gain, recognized under GAAP, is excluded from comparable income.  Income taxes are not included in the results of reportable segments.

  Italian Tax Settlement:  In the second quarter 2011, the company settled, or is in the process of settling, several years of Italian income tax claims at an incremental cost of approximately $6 million, which is significantly below the amounts originally claimed by the tax authorities. This expense, recognized under GAAP, is excluded from comparable income.  Income taxes are not included in the results of reportable segments.

  Severance: During the second quarter of 2011, the company realigned its salad overhead costs and embedded its global innovation and marketing functions into its business units.  This realignment resulted in costs of $2 million in the second quarter of 2011, primarily relating to severance.  Realignment-related expense, recognized under GAAP, was allocated to the reportable segments, but excluded from comparable income.

  Gain on Deconsolidation of Just Fruit in a Bottle: The company entered into a joint venture with Danone S.A. in May 2010 to market fruit beverages based on Chiquita's Just Fruit in a Bottle® platform in Europe.  Upon closing, the company sold 51 percent of its smoothie business to Danone for euro 15 million ($18 million) and deconsolidated it, accounting for its remaining 49 percent investment using the equity method.  The gain on the sale and deconsolidation was $32 million, which included a $15 million gain related to fair value of the retained 49 percent investment on the closing date. This gain, recognized under GAAP, is excluded from comparable income of the Salads and Healthy Snacks segment.

  Incremental non-cash interest expense on Convertible Notes:  Accounting standards related to convertible debt instruments increased the amount of reported GAAP interest expense on the company's $200 million of 4.25% Convertible Senior Notes.  In determining earnings on a comparable basis, the company excludes this additional non-cash interest expense, which was $2 million for quarters ended June 30, 2011 and 2010.  Interest expense is not included in the results of reportable segments.

About Chiquita Brands International, Inc.

Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of nutritious, high-quality fresh and value-added food products – from energy-rich bananas, other fruits, blends of convenient green salads to healthy snacking products. The company markets its healthy, fresh products under the Chiquita® and Fresh Express® premium brands and other related trademarks. With annual revenues of more than $3 billion, Chiquita employs more than 21,000 people and has operations in nearly 70 countries worldwide. For more information, please visit our corporate web site at www.chiquitabrands.com.

Forward-looking Statements

This press release contains certain statements, including in the "2011 Outlook" section, that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including: the customary risks experienced by global food companies, such as prices for fuel and other commodity inputs, currency exchange rate fluctuations, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the global economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; unusual weather events, conditions or crop risks; access to and cost of financing; and the outcome of pending litigation and governmental investigations involving the company, as well as the legal fees and other costs incurred in connection with these items.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC. CONSOLIDATED INCOME STATEMENT (Unaudited – in millions, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$ 870	$ 916	$ 1,695	$ 1,725
Operating expenses:
Cost of sales	716	738	1,404	1,444
Selling, general and administrative	92	90	168	169
Depreciation	12	12	25	24
Amortization	2	3	5	5
Equity in loss (earnings) of investees	1	(2)	4	(2)
Reserve for grower advances	33	2	33	2
Deconsolidation of European smoothie business	-	(32)	-	(32)
Operating income	14	107	56	114
Interest income	1	1	2	3
Interest expense	(14)	(14)	(28)	(29)
Other	-	3	-	3
Income from continuing operations before taxes	1	97	30	92
Income tax benefits (expense)	77	(3)	72	(3)
Income from continuing operations	78	95	102	89
Loss from discontinued operations(1)	-	-	-	(3)
Net income	$ 78	$ 95	$ 102	$ 85
Basic earnings per share:
Continuing operations	$ 1.71	$ 2.11	$ 2.25	$ 1.97
Discontinued operations	-	-	-	(0.07)
	$ 1.71	$ 2.11	$ 2.25	$ 1.90
Diluted earnings per share:
Continuing operations	$ 1.68	$ 2.06	$ 2.21	$ 1.95
Discontinued operations	-	-	-	(0.07)
	$ 1.68	$ 2.06	$ 2.21	$ 1.88
Shares used to calculate basic earnings per share	45.4	44.9	45.4	44.9
Shares used to calculate diluted earnings per share	46.3	45.9	46.2	45.4
Columns may not total due to rounding. (1) Loss from discontinued operations relates to potential indemnification obligations for tax liabilities of Atlanta AG.

Exhibit B:

CHIQUITA BRANDS INTERNATIONAL, INC. OPERATING STATISTICS - SECOND QUARTER (Unaudited - in millions, except for percentages and exchange rates)

	Quarter ended June 30,		Percent Change Increase (Decrease)	Six Months ended June 30,		Percent Change Increase (Decrease)
	2011	2010	vs. 2010	2011	2010	vs. 2010

Net sales by segment
Bananas	$555	$547	1.5%	$1,094	$1,023	6.9%
Salads and Healthy Snacks(1)	253	288	(12.2)%	491	547	(10.1)%
Other Produce	63	82	(23.1)%	109	155	(29.3)%
Total net sales	$870	$916	(5.0)%	$1,695	$1,725	(1.7)%

Comparable segment operating income (loss) (2)
Bananas	$60	$64	(5.7)%	$116	$68	71.2%
Salads and Healthy Snacks	4	30	(86.0)%	10	50	(79.5)%
Other Produce	(1)	1	NM	(4)	3	NM
Corporate	(15)	(21)	28.5%	(32)	(39)	18.9%
Total comparable operating income	$49	$74	(34.7)%	$91	$82	10.8%

Comparable operating margin by segment
Bananas	10.8%	11.7%	(0.8) pts	10.6%	6.6%	4.0 pts
Salads and Healthy Snacks	1.6%	10.3%	(8.7) pts	2.1%	9.1%	(7.0) pts
Other Produce	(1.7)%	1.7%	(3.4) pts	(3.7)%	2.1%	(5.9) pts

SG&A as a percent of sales	10.6%	9.8%	0.8 pts	9.9%	9.8%	0.1 pts

Company banana sales volume (40 lb. boxes)
North America	16.6	16.6	-	32.7	31.5	3.8%
Europe & Middle East
Core European markets(3)	10.6	11.2	(5.4)%	21.1	21.5	(1.9)%
Mediterranean & Middle East	3.3	4.9	(32.7)%	6.5	9.9	(34.3)%

Banana Pricing
North America			10.9%			9.7%
Core European markets(3)
U.S. Dollar			8.5%			11.6%
Local			(2.8)%			6.0%
Mediterranean & Middle East			8.4%			18.1%

Fresh Express-branded retail value-added salads
Volume (12-count cases)	13.3	15.1	(11.9)%	26.1	29.4	(11.2)%
Pricing			(1.3)%			(1.5)%

Euro average exchange rate, spot (dollars per euro)	$1.44	$1.28	12.5%	$1.40	$1.34	4.5%

Euro average exchange rate, hedged (dollars per euro)	$1.43	$1.33	7.5%	$1.39	$1.37	1.5%

Columns may not total due to rounding.

(1)  European fruit smoothie sales before entering into the Danone joint venture were $7 million in the second quarter of 2010 and $13 million in the six months ended June 30, 2010. Operating losses recognized by the company were $1 million in the second quarter of 2010 and $3 million in the six months ended June 30, 2010.

(2)  See detailed description of reconciling items between GAAP and comparable basis figures in the text of this press release under the heading titled "Items affecting comparability."

(3)  The company's core European markets include the 27 member states of the European Union, Switzerland, Norway and Iceland.

Exhibit C:

EUROPEAN CURRENCY YEAR-ON-YEAR CHANGE - FAVORABLE (UNFAVORABLE) 2011 vs. 2010 (Unaudited - in millions)

Currency Impact (Euro/Dollar)	Q2	YTD
Revenue	$ 26	$ 22
Local costs	(8)	(7)
Hedging(1)	(10)	(12)
Balance sheet translation(2)	3	9

Net European currency impact	$ 12	$ 12

Columns may not total due to rounding.

(1)  Hedging costs were $2 million in the second quarter of 2011 and benefits of $8 million in the second quarter of 2010. Hedging  expense for YTD 2011 was $3 million compared to a benefit of $9 million for YTD 2010.
(2)  Balance sheet translation was a gain of $1 million in the second quarter of 2011 and was a loss of $2 million in the second quarter of 2010.  Balance sheet translation for YTD 2011 was a gain of $2 million compared to a loss of $7 million for YTD 2010.

CONTACT: Ed Loyd, +1-513-784-8935, eloyd@chiquita.com